Exhibit 99.2

April 29, 2013

Mr. Michael E. Dubyak
President and Chief Executive Officer
c/o  WEX Inc.
97 Darling Avenue
South Portland, ME  04106

Dear Michael:

This letter is to set forth the agreement between you and WEX Inc. (the “Company” or “WEX”) relating to the transition from your position as Chief Executive Officer of the Company:

1.  You hereby transition out of the role of, and resign as, President of the Company on the date hereof and shall cease to be, and resign as, Chief Executive Officer of the Company, and all of its subsidiaries, effective on the date that a successor Chief Executive appointed by the Board of Directors of the Company (the “Board”) has assumed the position of Chief Executive Officer (the “Transition Date”).  It is expected that the Transition Date will be January 1, 2014.

2.  Until December 30, 2014 (the “Transition Period”), you shall remain as a non-officer employee of the Company and shall serve as Chairman of the Board of Directors with the non-officer title of “Executive Chairman.”  During the Transition Period, your primary responsibilities as an employee of the Company shall be to assist in the management transition and you shall make yourself available to spend, up to ten (10) hours per week performing such responsibilities.  During the Transition Period, the Company shall maintain an office for you in the headquarters of the Company.  During the Transition Period, you shall be paid an annual salary at the rate of $592,111 per annum and shall be entitled to receive a bonus of up to $296,056 at the discretion of the Board.

3.  On the date of the 2013 annual meeting of stockholders, the Company shall grant to you restricted stock units covering a number of shares of common stock of the Company having a value of $1.7 million on the grant date, based on customary WEX methodology (“RSUs”), which RSUs shall vest on the last day of the Transition Period, provided that (i) a successor Chief Executive Officer shall have been appointed by the Board on or before December 31, 2013 and (ii) you shall have remained an employee of the Company until the last day of the Transition Period (unless termination is by the Company without cause).  The RSUs shall be evidenced by an RSU Agreement in the Company’s customary form.

4.  At the end of the Transition Period, you shall cease to be an employee of the Company and you shall immediately resign from the Board of Directors (unless the Board and you mutually request otherwise).  If and so long as you remain a member of the Board of Directors from and after the end of the Transition Period, you shall be compensated on the same terms as other non-management members of the Board of Directors are then compensated for their services as directors.

5.  At such time as you shall cease to be an employee of the Company, the Company shall make to you a lump sum payment in an amount sufficient to cover, on an after-tax basis (assuming the highest marginal tax rates), the cost of premiums under your then-current enrollment elections (including as to family coverage) under the Company’s health and dental plans for the period commencing upon your cessation of employment and ending for each of you and your spouse, your respective 65th birthdays.

6.  All of the outstanding stock awards (options, RSUs and PSUs) granted to you by the Company shall remain in effect in accordance with their respective terms, provided, that if you remain an employee of the Company until the last day of the Transition Period (or if such employment is terminated by the Company without cause prior to such last day), all then unvested restricted stock unit awards, and any performance stock unit awards for which the performance goals have then been achieved, shall be deemed fully vested and the Company shall waive any repurchase rights with respect thereto.

7.  This agreement represents the entire agreement and understanding between you and the Company regarding your cessation of service as an officer and employee of the Company, and supersedes all other agreements or understandings relating thereto, except that all of your outstanding stock awards shall remain outstanding and be governed by the applicable agreements and plans relating to such awards, except as set forth in this letter.

If this letter accurately reflects our agreement, please sign in the appropriate space below and return it to the undersigned.

Very truly yours,

WEX INC.

By:       /s/ Jack VanWoerkom
Name: Jack VanWoerkom
Title: Director

AGREED TO:

/s/ Michael E. Dubyak
Name:  Michael E. Dubyak

Date:     4/30/2013